Exhibit 99.1

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$3,334,197	$3,167,524	$6,558,178	$5,718,546
Cost of revenues	3,116,962	2,955,420	6,131,330	5,331,785

Gross profit (1)	217,235	212,104	426,848	386,761
Selling, general and administrative (1)	106,955	121,311	208,741	217,698

Operating income	110,280	90,793	218,107	169,063

Other (expense) income:
Undistributed loss from joint venture	(1,545)	(1,033)	(3,084)	(2,070)
Interest income	721	1,319	1,589	2,379
Interest expense	(14,040)	(11,654)	(24,742)	(19,782)

	(14,864)	(11,368)	(26,237)	(19,473)

Income before income taxes	95,416	79,425	191,870	149,590
Provision for income taxes	36,410	30,725	73,215	56,921

Income before change in accounting principle	59,006	48,700	118,655	92,669
Cumulative effect of change in accounting principle,
net of taxes	-	-	(1,028)	-

Net income	$59,006	$48,700	$117,627	$92,669

Basic earnings per share:
Before cumulative change in accounting principle	$0.75	$0.62	$1.52	$1.19
Cumulative effect of change in accounting principle	-	-	(0.01)	-

Net income	$0.75	$0.62	$1.51	$1.19

Weighted average number of common shares
Outstanding during the period - Basic EPS	78,366	78,367	77,959	78,029

Diluted earnings per share:
Before cumulative change in accounting principle	$0.74	$0.61	$1.49	$1.16
Cumulative effect of change in accounting principle	-	-	(0.01)	-

Net income	$0.74	$0.61	$1.48	$1.16

Weighted average number of common shares
Outstanding during the period - Diluted EPS	80,021	80,277	79,366	79,941

EBITDA (2)	$123,510	$113,603	$244,500	$220,026

See Notes to Unaudited Consolidated Statement of Operations

EXPRESS SCRIPTS, INC.

Notes to Unaudited Consolidated Statement of Operations
(in thousands)

General

During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. Therefore, revenues for the three months ended June 30, 2002 have been reduced by $235,113. Cost of revenues have been reduced by the same amount. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption.

(1)     Includes depreciation and amortization expense of:

	3 months ended June 30,		6 months ended June 30,
	2003	2002	2003	2002
Gross profit	$5,265	$8,478	$10,411	$14,660
Selling, general and administrative	$7,965	$14,332	$15,982	$36,303

(2)	The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measure calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2003	2002	2003	2002
Net income	$59,006	$48,700	$117,627	$92,669
Income taxes	36,410	30725	73,215	56,921
Depreciation and amortization*	13,230	22,810	26,393	50,963
Interest expense, net	13,319	10,335	23,153	17,403
Undistributed loss from joint venture	1,545	1,033	3,084	2,070
Cumulative effect of accounting change,
net of tax	-	-	1,028	-

EBITDA	123,510	113,603	244,500	220,026
Current income taxes	(24,256)	(29,393)	(55,106)	(51,514)
Interest expense less amortization	(11,804)	(9,688)	(20,920)	(16,267)
Undistributed loss from joint venture	(1,545)	(1,033)	(3,084)	(2,070)
Other adjustments to reconcile net income to
net cash provided by operating activities	(59,743)	97,226	(44,792)	45,339

Net cash provided by operating activities	$26,162	$170,715	$120,598	$195,514

* Includes additional depreciation of approximately $7,000 and $23,000 for the 3 and 6 months ended June 30, 2002, respectively, resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Balance Sheet
(in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$194,562	$190,654
Receivables, net	990,090	988,544
Inventories	155,078	160,483
Other current assets	49,107	54,140

Total current assets	1,388,837	1,393,821
Property and equipment, net	172,551	168,973
Goodwill, net	1,420,752	1,378,436
Other intangible assets, net	241,189	251,111
Other assets	18,814	14,651

Total assets	$3,242,143	$3,206,992

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,195,511	$1,084,906
Other current liabilities	319,095	455,601
Current maturities of long-term debt	-	3,250

Total current liabilities	1,514,606	1,543,757
Long-term debt	480,161	562,556
Other long-term liabilities	110,970	97,824

Total liabilities	2,105,737	2,204,137
Total Stockholders' equity	1,136,407	1,002,855

Total liabilities and stockholders' equity	$3,242,144	$3,206,992

EXPRESS SCRIPTS, INC.

Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$117,627	$92,669
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	26,393	50,963
Other	(23,422)	51,822

Net cash provided by operating activities	120,598	195,514

Cash flows from investing and financing activities:
Purchases of property and equipment	(21,562)	(23,001)
Acquisitions and joint venture	2,924	(520,940)
Treasury stock acquired	(45,228)	(35,904)
(Repayment of) proceeds from long-term debt	(85,430)	360,000
Other	32,606	14,164

Net cash used in investing and financing activities	(116,690)	(205,681)

Net increase (decrease) in cash and cash equivalents	3,908	(10,167)
Cash and cash equivalents at beginning of period	190,654	177,715

Cash and cash equivalents at end of period	$194,562	$167,548